EXHIBIT 10.20
-------------


January 8, 1996




Mr. Robert P. Garrity
20 Alexander Place
Pittsburgh, Pennsylvania 15243

Re: Employment Agreement Dated December 15, 1993

Dear Bob:

This letter is in reference to the Employment Agreement dated December 15, 1993 between Action Industries, Inc. (the "Company") and you. This will confirm our mutual understanding that the Employment Period (as defined in Section 1 of the Employment Agreement) shall be extended from January 3, 1996 until January 3, 1997 and that Section 6.3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

6.3 Without Cause. In the event Executive's employment is terminated by the Company prior to the expiration of the Employment Period, other than for cause, the Company shall continue to provide to Executive (or Executive's estate in the event of Executives's death subsequent to termination) the following: (I) the base salary set forth in Section 3.1 for a six-month period following the date of such termination, payable monthly; (ii) continuation of health care benefits during such six-month period, provided that Executive continues to make timely payment to the Company for his portion of the premium for the health care benefit he selected and (iii) continuation during such six-month period of all other employee benefits made available to Executive by the Company as of the date of such termination. No compensation other than that specifically provided above shall be payable on account of any such termination.

Please indicate your agreement with the foregoing amendments to the Employment Agreement by executing two copies of this letter and returning one fully signed copy hereof to the undersigned, whereupon this letter shall be a binding agreement between you and the Company.

Very truly yours,

ACTION INDUSTRIES, INC.



By T. RONALD CASPER
   --------------------
   T. Ronald Casper
   President

TRC/pap



ACKNOWLEDGED AND AGREED:




ROBERT P. GARRITY
---------------------
Robert P. Garrity